Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cardio Diagnostics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	457(c)	11,883,256(2)	$1.67(3)	$19,845,038	$0.00011020	$2,186.93
Fees to be Paid	Equity	Warrants to purchase Common Stock	457(g)	236,686	—	—	—	—(4)
Fees to be Paid	Equity	Common Stock Issuable Upon Exercise of Warrants(5)	457(g)	3,486,686	$11.50(6)	$40,096,889	$0.00011020	$4,418.68
Total Offering Amount								$6,605.61
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$6,605.61

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents the sum of (a) 5,247,515 shares of common stock, $0.00001 par value per share (“Common Stock”) of Cardio Diagnostics Holdings, Inc. (the “Registrant”), including (i) 3,493,296 shares issued to the Registrant’s affiliates in connection with the Business Combination at a value of $10 per share as described in the prospectus forming part of this registration statement (the “Registration Statement”), which were previously issued and registered on Form S-4 in connection with our Business Combination, (ii) as well as the resale of up to 1,754,219 shares underlying options to be registered on Form S-8 granted to the Registrant’s affiliates and assumed in the Business Combination; (b) up to 944,428 shares of Common Stock originally privately-issued to the Sponsor at a per share price of approximately $0.0154 per share (the “Founder Shares”); (c) 2,204,627 shares of Common Stock issuable upon exercise of Legacy Cardio Private Placement Warrants (as defined in the Registration Statement) issued to certain Selling Securityholders named in the prospectus forming part of this registration statement and as described therein, (d) up to 236,686 shares of Common Stock issuable upon exercise of the Sponsor Warrants described in the prospectus forming part of the Registration Statement; and (e) up to 3,250,000 shares of Common Stock issuable upon exercise of the Public Warrants described in the prospectus forming part of the Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 9, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).
(4)	In accordance with Rule 457(g), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.
(5)	Reflects the shares of Common Stock that may be issued upon exercise of outstanding Mana Warrants (as defined in the Registration Statement) at an exercise price of $11.50 per share of Common Stock.
(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.